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Sino Clean Energy Inc.
Ming Lee, Assistant to the Chairman
+86-29-84067376

For Immediate Release

Sino Clean Energy Reports Second Quarter 2009 Financial Results

Xi’an, China – August 18, 2009 – Sino Clean Energy, Inc. (OTCBB:SCLX) (“Sino Clean Energy”, the “Company”), a producer and distributor of coal-water mixture (“CWM”) in the People's Republic of China (“PRC”), announced its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•	Total revenue increased 151% period-over-period to $8.1 million
•	Gross profit increased 161% period-over-period to $2.6 million
•	Gross margin increased period-over-period from 30.9% to 32.2%
•	Income from operations increased 181% period-over-period to $2.19 million

Second Quarter 2009 Results

Total revenue for the second quarter of 2009 was $8,161,903, an increase of 151% from $3,251,224 for the same period in 2008. The number of our customers increased from 5 for the three months ended June 30, 2008, to 18 for the same period in 2009, contributing to the revenue increase period-over-period.

“Our sales and number of customers in the second quarter of 2009 as compared to the same period of 2008 are indicative of the growing market acceptance of coal-water mixture,” commented Mr. Baowen Ren, Chairman and CEO of Sino Clean Energy.

Cost of sales increased 146% for the second quarter of 2009 to $5,534,929 from $2,245,700 a year ago, in line with our increase in sales. Gross profit increased 161% period-over-period, from $1,005,524 to $2,626,974, with gross margin rising to 32.2% for the second quarter of 2009 from 30.9% for the same period of 2008.

Income from operations for the second quarter of 2009 was $2,192,301, compared to $780,858 for the same period in 2008, an increase of 181%.

Net income for the second quarter of 2009 was $541,829, or $0.01 per diluted common share, as compared to $811,890, or $0.01 per diluted common share, for the same period of 2008, a decrease of 33%.  GAAP results for the second quarter of 2009 include $120,166 of non-cash expense in the treatment as stock-based compensation of common shares placed in escrow by Mr. Ren in connection with our private financing in September 2008, as well as a change of $1,779,968 in the fair value of the warrants and the conversion feature of the debt instruments issued in the September 2008 financing, which are offset by non-cash income from extinguishment of derivative liabilities of $989,260.  Excluding these items, net income for the second quarter of 2009 would have been $1,452,703 (See "About Non-GAAP Financial Measures" toward the end of this release.)

Financial Condition

As of June 30, 2009, the Company had $9,351,117 in cash and cash equivalents, total liabilities of $7,632,787, working capital of $5,310,422, and total shareholders’ equity was $17,616,347.

Recent Events

In July 2009, the Company raised approximately $11.6 million in gross proceeds from several investors in a private financing, and redeemed or converted all of the then outstanding convertible debentures that it issued in September 2008.

In August 2009, the Company added another independent director to its board of directors, Mr. Yong Li, who brings with him his financial experience and knowhow.

Business Outlook

“We anticipate 2009 to be a positive year for us,” commented Mr. Ren. “Successfully raising $11.6 million in July, we believe that we have sufficient cash flow to satisfy the increasing demands for CWM from increasing numbers of customers.”

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the stock-based compensation treatment of the common shares placed in escrow by Mr. Ren in connection with the September 2008 private financing as well as the change in fair value of the warrants and the conversion feature of the convertible debentures issued in that financing. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Sino Clean Energy. Accordingly, management excludes such items when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.
Adjusted Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net income-U.S. GAAP	$541,829	$811,890	$2,107,305	$1,335,389

Add:
Amortization of deferred debt issuance costs	119,974		217,102

Amortization of discount on convertible notes	423,687		753,025

Expense related to escrow shares	120,166		240,333

Charge for change in fair value of warrants and conversion feature	1,779,968		1,200,990

Subtract:
Extinguishment of derivative liability	989,260		989,260

Adjusted	$1,996,364	$811,890	$3,529,495	$1,335,389

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water mixture (“CWM”). Based in Shaanxi Province, Sino Clean Energy is the largest CWM producer in Northwestern China. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

  - FINANCIAL TABLES FOLLOW –

Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,351,117	$3,914,306
Accounts receivable, net	2,113,857	899,629
Inventories	212,584	45,068
Prepaid inventories	1,177,530	1,996,584
Prepaid expenses	25,964	86,958
Refundable advance	-	731,861
Government grant receivable	-	146,314
Other receivables	23,438	16,986
Land use right - current portion	38,719	38,703

Total current assets	12,943,209	7,876,409

Property, plant and equipment, net of accumulated depreciation and amortization of $837,564 and $491,247, respectively	8,704,176	9,394,416
Land use right - non current portion	1,785,630	1,804,277
Prepayments and deposits	946,515	994,395
Goodwill	762,018	762,018
Deferred debt issuance costs, net of accumulated amortization of $331,336 and $114,233, respectively	107,586	274,278

Total assets	$25,249,134	$21,105,793

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Convertible notes, net	$736,515	$383,490
Accounts payable and accrued expenses	1,463,595	1,004,999
Taxes payable	561,155	305,903
Amount due to directors	70,000	465,049
Fair value of warrants and embedded conversion feature	4,801,522	-

Total current liabilities	7,632,787	2,159,441

Commitments and Contingencies

Shareholders' Equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding	-	-

Common stock, $0.001 par value, 200,000,000 shares authorized, 97,181,416 and 92,181,750 issued and outstanding as of June 30, 2009 and December 31, 2008 respectively	97,181	92,182
Additional paid-in capital	12,499,688	12,696,549
Retained earnings	2,539,250	3,686,087
Statutory reserves	348,309	348,309
Accumulated other comprehensive income	2,131,919	2,123,225

Total shareholders' equity	17,616,347	18,946,352

Total liabilities and shareholders' equity	$25,249,134	$21,105,793

Sino Clean Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Other Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenue	$8,161,903	$3,251,224	$15,901,486	$5,736,352

Cost of goods sold	(5,534,929)	(2,245,700)	(10,883,036)	(3,930,379)

Gross profit	2,626,974	1,005,524	5,018,450	1,805,973

Selling, general and administrative expenses	434,673	224,666	987,131	390,569

Income from operations	2,192,301	780,858	4,031,319	1,415,404

Other income (expense)
Interest expense	(596,098)	-	(1,081,845)	-
Expense related to escrow shares	(120,166)	-	(240,333)	-
Commission income	152,597	144,875	191,291	144,875
Rental income, net	-	25,894	-	79,613
Interest income	7,285	11,511	11,271	11,511
Extinguishment of derivative liability	989,260	-	989,260	-
Change in fair value of warrants and conversion feature	(1,779,968)	-	(1,200,990)	-
Other	-	(10,217)	-	26,843
Gain on disposal of property	-	33,000	-	33,000

Total other income (expense)	(1,347,090)	205,063	(1,331,346)	295,842

Income before income taxes and noncontrolling interest	845,211	985,921	2,699,973	1,711,246

Provision (benefit) for income taxes	303,382	(21,375)	592,668	24,708

Income before noncontrolling interest	541,829	1,007,296	2,107,305	1,686,538

Income attributable to noncontrolling interest	-	(195,406)	-	(351,149)

Net income	541,829	811,890	2,107,305	1,335,389

Other comprehensive income
Foreign currency translation adjustment	12,010	322,619	8,694	810,677

Comprehensive income	$553,839	$1,134,509	$2,115,999	$2,146,066

Weight average number of shares
- Basic	95,320,611	84,764,168	93,766,296	84,723,186
- Diluted	99,109,256	84,764,168	98,067,546	84,723,186

Income per common share
- Basic	$0.01	$0.01	$0.02	$0.02
- Diluted	$0.01	$0.01	$0.02	$0.02